SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act

Date of Report (Date of earliest event reported): October 30, 2006

WATERBANK OF AMERICA (USA) INC.

 (Exact name of registrant as specified in its charter)

Utah	0-51075	20-0919460

(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification
incorporation)		Number)

1000 Rue de la Gauchetiere Ouest, Suite 2400
Montreal, Quebec, Canada H3B 4W5

(Address of Principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (514) 448-2169

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registration under any of the following provisions (se General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

The Registrant was previously named Autostrada Motors, Inc. (“Autostrada”). As previously reported, Quantum Merchant Bankers, LLC (“Quantum”), introduced Waterbank of America Inc., a Canadian corporation (“WBOA”), to Autostrada, and conditioned upon this introduction was the desire of Quantum to acquire, directly or by its designated associates and others, a substantial portion of the currently outstanding and “free trading” or “restricted securities” of Autostrada that are comprised of Autostrada common stock. Concurrent with the closing of the Share Exchange and Share Purchase Agreement on October 18, 2006, Autostrada shareholders owning approximately 2,059,880 shares of Autostrada free trading common stock sold such shares to Quantum, its designees or associates, for aggregate consideration in the amount of $64,371.25 or approximately $0.031 per share, and certain principals of Autostrada sold Quantum, its designees or associates 1,200,000 “restricted securities” comprising shares of Autostrada common stock for the aggregate sum of $150,000. In addition, concurrent with the closing of the Share Exchange and Share Purchase Agreement on October 18, 2006, an additional 2,764,848 shares of “restricted securities” of Autostrada were issued to Quantum or its designees or associates, in consideration of the introduction of WBOA to Autostrada. The aggregate total of these share purchases is 6,024,728 shares or approximately 58% of the outstanding shares of common stock of Autostrada prior to the transaction with WBOA.

Lock-Up/Leak-Out Agreements. The purchase of all of these shares by Quantum, had as a condition of resale, the execution and delivery of Lock-Up/Leak-Out Agreements that limit the resale of these shares to no sales during the first 90 days following October 25, 2006, and one-twelfth (1/12th) of the holdings of each such purchaser may be sold each month thereafter, on a non-cumulative basis, for the next consecutive 12-month period. All sales must also were to be made in “brokers’ transactions” and in compliance with the “manner of sale” requirements of SEC Rule 144. Effective as of October 30, 2006, the Registrant’s directors, based on conditions then existing, approved revisions to the Lock-Up/Leak-Out Agreements to reduce the no resale period to 30 days thereby permitting the sale on November 27, 2006 of one-tenth (1/10th) of the holdings of each such purchaser, and an additional one-tenth (1/10th) of such holdings monthly thereafter, on a non-cumulative basis, for the next consecutive nine-month period, with the effect that following the conclusion of such nine-month period, no further contractual resale restrictions or limitations would apply.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Mr. Byron Messier, a member of the Company’s Board of Directors since June 2006, accepted appointment as the non-executive Chairman of the Company’s Board of Directors effective as of October 30, 2006. Mr. Messier is currently a Managing Partner of ForStar Capital, a private equity company based in Toronto. Prior thereto, from 1991-2003, Mr. Messier was President and Chief Executive Officer of Lombard Insurance Company, headquartered in Toronto. Lombard Insurance and three other Canadian property and casualty insurance companies went public in 2003 and Mr. Messier served as President and Chief Executive Officer of the holding company, Northbridge Financial, until his retirement on December 30, 2005. Mr. Messier also serves as a Director of Hub International Ltd., a New York Stock Exchange listed insurance brokerage, headquartered in Chicago. He is past Chairman of Underwriters Adjustment Bureau and Underwriter’s Laboratory of Canada. Mr. Messier began his career in the insurance industry in Montreal in 1966.

Mr. Michel Pelletier resigned as a director of the Company effective as of October 27, 2006 to further his full-time education in business. In addition, Mr. Adrian Cruz resigned as a director of the Company effective as of October 30, 2006 for personal health reasons. Mr. Adrian Cruz has agreed to serve as a member of the Company’s Advisory Board.

Item 8.01 Other Events.

On October 30, 2006, the Company’s Board of Directors adopted the Code of Ethics attached as Exhibit 99.1 hereto.

On October 30, 2006, Wayne C. Fox, Chairman of the Board of The Toronto Stock Exchange and the Retired Vice-Chairman and Chief Risk Officer of CIBC World Markets, Inc. joined the Company’s Advisory Board. The Company's Advisory Board meets as a group from time to time at the Company's principal executive office, and, in addition, individual advisors are available to meet with Company management on an as-needed basis to provide guidance with respect to specific projects.

On October 31, 2006, the Company entered into a term sheet with a broker-dealer to offer units consisting of its common stock and warrants in a best efforts private placement pursuant to exemptions under Regulation D and Regulation S of the Securities Act of 1933, as amended, for gross proceeds of up to $5 million. A copy of the Company’s press release dated November 8, 2006 is attached as Exhibit 99.2 hereto.

Item 9.01  Financial Statements and Exhibits.

(c) Exhibits:

99.1	Code of Ethics

99.2	Press Release dated November 8, 2006.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WATERBANK OF AMERICA (USA) INC.

Date: November 7, 2006.	By:	/s/ JEAN-JEAN PELLETIER
Name: JEAN-JEAN PELLETIER Title: Senior Vice President